News Release

Note to Investors — Urgent Worksport Alert:

Franchise Holdings International (Worksport) posts third quarter and nine months results, with record sales, gross profits and net income for both periods exceeding all previous years since inception

●	Nine-month sales up 553% over comparable period last year
●	Q3 sales advance to 14,513% from same quarter last year
●	Nine-month gross profit is $485,877 vs (5,160);
●	Q3 gross profit advances to $201,537 from (48,316)
●	Dramatic net income improvement: for nine months, $142,149 vs (1,281,783)
●	Q3 net income advances to $203,370 vs (302,095) over last year

Toronto, Ontario, November 15, 2019– Steven Rossi, CEO Franchise Holdings International Inc. (OTCQB: FNHI), and its Worksport subsidiary (“the Company”), is incredibly excited to announce 2019 nine-month and Q3 results for the period ended Sept. 30, 2019. By all metrics, Worksport has achieved unprecedented increases in sales, gross profits and net income for its lines of innovative tonneau covers for the light truck market, reflecting the success of the Company’s strategic plan for growth and profitability.

For the three and nine months ended September 30, 2019, revenue (net sales) generated from Worksport products was $870,053 and $1,959,027 respectively, compared to Q3 revenues of $5,954 and $300,113 for the nine months period ended September 30, 2018. The year over year increase of approximately 553%, was primarily attributable to inventory availability to satisfy customer orders. Worksport re-entered the U.S. market after the allowance to use the Worksport trademark in mid-2018 and continued to increase sales, which included online retailers and the support of four private labels.

Gross profits for the nine-month period ended Sept. 30, 2019 advanced sharply to $485,877 from a loss of ($5,160) in the same period last year. In addition, Q3 gross profit advanced dramatically to $201,537 after reporting a loss of ($48,316) in the same quarter last year. Net income results demonstrated even more significant increases, with nine months net income of $142,149 vs a loss of ($1,281,783) in the same period last year. Q3 net income improved by a remarkable $572,465 from $203,370 vs (302,095) over the same quarter last year.

“It’s an understatement to say that we are incredibly pleased, excited and impressed that Worksport’s metrics show such sharp improvements and increases in each important category,” said FNHI and Worksport CEO Steven Rossi. “We have been saying for some time that our strategic plan for growth and profitability will come to fruition and these numbers unquestionably demonstrate that statement. Net losses have been eliminated, and gross margins have been preserved. We are highly confident that future results will continue to demonstrate similar advances.”

Another key measure, cost of sales, increased for the three and nine months of fiscal 2019, when compared to the three and nine months of fiscal 2018, by 1,132% and 383% from $54,270 and $305,273 to $668,516 and $1,473,150. The increase was primarily due to the higher volume of sales for the first, second and third quarters of 2019 when compared to the same periods in 2018. Worksport’s cost of sales, as a percentage of sales, was approximately 77% and 75% (or gross margins of approximately 25%) compared to 911% and 102% for three and nine months ended September 30, 2019 and 2018, respectively.

“The cost of sales metric clearly indicates that while revenues are increasing, we have also controlled costs commensurate with the company’s growth track record,” Rossi added. “Worksport has experienced so many outstanding successes in 2019, many of which contributed to these outstanding results for the nine-months and Q3. For example, in the area of protecting intellectual property, we have received three U.S. patent office trademark allowances as well succeeded greatly in our private label venture while preserving branded sales. In the year ahead we will be building out our sales infrastructure across North America, with several new agreements, which will also contribute to growth of Worksport branded products.”

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About Worksport Ltd.

Worksport Ltd., a fully owned subsidiary of Franchise Holdings International. Inc. is an innovative manufacturer of high quality, functional, and aggressively priced tonneau/truck bed covers for light trucks like the F150, Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information please visit www.worksport.com

About Franchise Holdings International

Listed on the OTCQB Market under the trading symbol “FNHI” and currently in the process of a dual listing on a Canadian Stock Exchange, Franchise Holdings International’s strategy is to acquire business in the fastest growing business segments and to create shareholder value in the process. Once a business of interest is acquired, our mission is to further develop and accelerate the growth for all of our acquired subsidiaries. Currently the Corporation has one fully owned subsidiary, Worksport Ltd.

For further information please contact:

Mr. Steven Rossi

CEO & Director

Franchise Holdings International

T: 1-888-554-8789

E: Investors@franchiseholdingsinternational.com

Website: www.FranchiseHoldingsInternational.com